EXHIBIT 21

LIST OF SUBSIDIARIES

ACUITY BRANDS, INC.

Subsidiary or Affiliate	Principal Location	State or Other Jurisdiction of Incorporation or Organization
Acuity Brands Servicios S.A. de C.V.	Tultitlan, Mexico City	Mexico
Acuity Enterprise, Inc.	Atlanta, Georgia	Delaware
Acuity Holdings, Inc.	Montreal, Quebec, Canada	Canada
Acuity Insurance (Bermuda) Ltd.	Hamilton, Bermuda	Bermuda
Acuity Lighting Group, Inc.	Atlanta, Georgia	Delaware
Acuity Specialty Products Group, Inc.	Atlanta, Georgia	Delaware
Acuity Unlimited, Inc.	Atlanta, Georgia	Delaware
C&G Carandini SA	Barcelona, Spain	Spain
Castlight de Mexico, S.A. de C.V.	Matamoros, Tamaulipas	Mexico
Graham International B.V.	Bergen op Zoom, Holland	Netherlands
Holophane S.A. de C.V.	Tultitlan, Mexico City	Mexico
Holophane Alumbrado Iberica S.r.l.	Barcelona, Spain	Spain
Holophane Canada, Inc.	Richmond Hill, Ontario	Canada
Holophane Europe Ltd.	Milton Keynes, England	United Kingdom
Holophane Lichttechnik GmbH	Düsseldorf, Germany	Germany
Holophane Lighting Ltd.	Milton Keynes, England	United Kingdom
HSA Acquisition Corporation	Atlanta, Georgia	Ohio
ID Limited	Douglas, Isle of Man	Isle of Man
Lithonia Lighting Mexico S.A. de C.V.	Monterrey, Nuevo Leon	Mexico
Lithonia Lighting Servicios S.A. de C.V.	Monterrey, Nuevo Leon	Mexico
Luxfab Ltd.	Milton Keynes, England	United Kingdom
NSI Leasing, Inc.	Atlanta, Georgia	Delaware
Precede Enterprises, Inc.	Atlanta, Georgia	Delaware
Productos Lithonia Lighting de Mexico, S.A. de C.V.	Monterrey, Nuevo Leon	Mexico
Selig Company of Puerto Rico, Inc.	Atlanta, Georgia	Puerto RicoZep Benelux
B.V. (formerly Kem Europa B.V.)	Bergen op Zoom, Holland	Netherlands
Zep Belgium S.A.	Brussels, Belgium	Belgium
Zep Europe B.V.	Bergen op Zoom, Holland	Netherlands
Zep Industries, S.A. (formerly Zep S.A.)	Bern, Switzerland	Switzerland
Zep Industries B.V.	Bergen op Zoom, Holland	Netherlands
Zep Italia S.r.l.	Aprilia, Italy	Italy
Zep Manufacturing B.V.	Bergen Op Zoom, Holland	Netherlands